Exhibit 99.1

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y. – February 4, 2021 -- Ultralife Corporation (NASDAQ: ULBI) reported GAAP EPS of $0.13, Adjusted EPS of $0.17 and operating income of $1.2 million on revenue of $29.0 million for the fourth quarter ended December 31, 2020 compared to GAAP EPS of $0.10, Adjusted EPS of $0.13 and operating income of $2.5 million on revenue of $31.0 million for the fourth quarter of 2019.

For fiscal 2020, Ultralife produced GAAP EPS of $0.33, Adjusted EPS of $0.41 and operating income of $5.7 million on revenue of $107.7 million compared to GAAP EPS of $0.32, Adjusted EPS of $0.40 and operating income of $7.4 million on revenue of $106.8 million for 2019. In addition, during 2020, the Company reduced the debt related to its May 2019 acquisition of Southwest Electronic Energy Corporation by $15.8 million, or 91.5%, to $1.5 million as of December 31, 2020 while increasing its year-end cash-on-hand by $3.2 million, or 43.9%, to $10.7 million.

“Fourth quarter operating results were in line with our internal expectations and reflect the continuing negative economic impact of the global pandemic, including oil & gas market sluggishness. Battery & Energy Products medical sales were up 94% and government/defense sales were up 19%, yet these were offset by reductions in oil & gas and Communications Systems sales. During the quarter, we also recognized a $1.6 million gain upon resolution of Ultralife’s claim in a class action lawsuit,” said Michael D. Popielec, President and Chief Executive Officer.

“Notwithstanding the unprecedented challenges we faced during 2020, results for the year demonstrate the resiliency of our business model, the efficacy of our end-market diversification strategy and the strength of our balance sheet. We grew total year sales to the highest level in nine years, sustained profitability, generated operating cash flow and repaid nearly all of the SWE acquisition-related debt,” added Popielec. “While the outlook for demand in our end markets is less visible than we would like, we will remain focused on what we can control: organic growth initiatives, including completing transformational new product development projects and investments in strategic capital expenditure, and synergistic acquisitions.”

Fourth Quarter 2020 Financial Results

Revenue was $29.0 million, a decrease of $2.0 million or 6.6%, compared to $31.0 million for the fourth quarter of 2019, as a 25.7% increase in core battery sales across diversified end markets was offset by lower oil & gas market and Communications Systems sales. Battery & Energy Products revenues increased 0.7% to $25.3 million, compared to $25.1 million last year, as a 94.3% increase in medical battery sales, especially those used in ventilators, respirators and infusion pumps, and an 18.8% increase in government/defense sales, were offset by a 67.4% decline in oil & gas market sales. Communications Systems sales decreased 37.6% to $3.7 million compared to $5.9 million for the same period last year, primarily reflecting 2019 shipments of vehicle amplifier-adaptor systems to support the U.S. Army’s Network Modernization initiatives under the delivery orders announced in October 2018. These orders were completed in the second quarter of 2020. The net adverse impact of COVID-19 on revenues for the 2020 fourth quarter was approximately $2.6 million as a substantial increase in demand for medical batteries was more than offset primarily by weakened demand in the oil & gas and international industrial markets.

Gross profit was $7.4 million, or 25.4% of revenue, compared to $9.4 million, or 30.2% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 25.2%, compared to 26.4% last year, primarily reflecting lower volume for oil & gas market batteries. Communications Systems gross margin was 26.3% compared to 46.1% last year, due to sales mix and lower volume in 2020.

Operating expenses were $6.1 million compared to $6.9 million last year, a reduction of 10.9%. Operating expenses were 21.2% of revenue compared to 22.2% for the year-earlier period.

Operating income was $1.2 million compared to $2.5 million last year, and operating margin was 4.2% compared to 8.0% last year. The net adverse impact of COVID-19 on operating income for the 2020 fourth quarter was approximately $1.2 million.

Other income of $1.6 million compared to other expense of $0.3 million last year, primarily reflecting a $1.6 million gain realized during the fourth quarter upon favorable resolution of Ultralife’s claim in a class action lawsuit.

Net income was $2.1 million or $0.13 per diluted share on a GAAP basis using the U.S. statutory tax rate, compared to net income of $1.6 million, or $0.10 per diluted share for the fourth quarter of 2019. Adjusted EPS was $0.17 on a diluted basis for the fourth quarter of 2020, compared to $0.13 for the 2019 period. Adjusted EPS excludes the provision for deferred taxes of $0.6 million which primarily represents non-cash charges for U.S. taxes which we expect will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future. The net adverse impact of COVID-19 on Adjusted EPS for the 2020 fourth quarter was approximately $0.07.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense and excluding the $1.6 million gain on the class action settlement, for the fourth quarter was $2.2 million or 7.6% of sales and for the 2020 trailing twelve-month period was $9.7 million or 9.0% of sales.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EPS to EPS and Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS

	December 31, 2020	December 31, 2019
Current Assets:
Cash	$10,653	$7,405
Trade Accounts Receivable, Net	21,054	30,106
Inventories, Net	28,193	29,759
Prepaid Expenses and Other Current Assets	4,596	3,103
Total Current Assets	64,496	70,373

Property, Equipment and Improvements, Net	22,850	22,525
Goodwill	27,018	26,753
Other Intangible Assets, Net	9,209	9,721
Deferred Income Taxes, Net	11,836	13,222
Other Non-Current Assets	2,292	1,963
Total Assets	$137,701	$144,557

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$10,839	$9,388
Current Portion of Long-Term Debt, Net	1,361	1,372
Accrued Compensation and Related Benefits	1,748	1,655
Accrued Expenses and Other Current Liabilities	4,758	4,775
Total Current Liabilities	18,706	17,190
Long-Term Debt	-	15,780
Deferred Income Taxes	515	559
Other Non-Current Liabilities	1,557	1,278
Total Liabilities	20,778	34,807

Shareholders' Equity:
Common Stock	2,037	2,026
Capital in Excess of Par Value	185,464	184,292
Accumulated Deficit	(47,598)	(52,830)
Accumulated Other Comprehensive Loss	(1,782)	(2,531)
Treasury Stock	(21,321)	(21,231)
Total Ultralife Equity	116,800	109,726
Non-Controlling Interest	123	24
Total Shareholders’ Equity	116,923	109,750

Total Liabilities and Shareholders' Equity	$137,701	$144,557

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019
Revenues:
Battery & Energy Products	$25,291	$25,120	$91,907	$83,996
Communications Systems	3,685	5,903	15,805	22,799
Total Revenues	28,976	31,023	107,712	106,795

Cost of Products Sold:
Battery & Energy Products	18,910	18,489	68,507	61,183
Communications Systems	2,715	3,179	10,046	14,447
Total Cost of Products Sold	21,625	21,668	78,553	75,630

Gross Profit	7,351	9,355	29,159	31,165

Operating Expenses:
Research and Development	1,518	2,153	5,947	6,805
Selling, General and Administrative	4,618	4,730	17,511	16,992
Total Operating Expenses	6,136	6,883	23,458	23,797

Operating Income	1,215	2,472	5,701	7,368

Other (Income) Expense:
Gain on Litigation Settlement	(1,593)	-	(1,593)	-
Other Expense, Net	9	296	271	597
Total Other (Income) Expense	(1,584)	296	(1,322)	597

Income Before Income Taxes	2,799	2,176	7,023	6,771
Income Tax Provision	682	515	1,692	1,457

Net Income	2,117	1,661	5,331	5,314

Net Income Attributable to Non-Controlling Interest	9	35	99	109

Net Income Attributable to Ultralife Corporation	$2,108	$1,626	$5,232	$5,205

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.13	$.10	$.33	$.33

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.13	$.10	$.33	$.32

Weighted Average Shares Outstanding – Basic	15,940	15,861	15,902	15,783

Weighted Average Shares Outstanding – Diluted	16,122	16,205	16,096	16,179

Non-GAAP Financial Measures:

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance in addition to GAAP financial measures. We define Adjusted EPS as net income attributable to Ultralife Corporation excluding the provision for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that we expect will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	December 31, 2020			December 31, 2019
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$2,108	$.13	$.13	$1,626	$.10	$.10
Deferred Tax Provision	565	.04	.04	410	.03	.03
Adjusted Net Income	$2,673	$.17	$.17	$2,036	$.13	$.13

Weighted Average Shares Outstanding		15,940	16,122		15,861	16,205

	Year Ended
	December 31, 2020			December 31, 2019
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$5,232	$.33	$.33	$5,205	$.33	$.32
Deferred Tax Provision	1,386	.09	.08	1,211	.08	.08
Adjusted Net Income	$6,618	$.42	$.41	$6,416	$.41	$.40

Weighted Average Shares Outstanding		15,902	16,096		15,783	16,179

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define Adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile Adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net Income Attributable to Ultralife Corporation	$2,108	$1,626	$5,232	$5,205
Adjustments:
Interest and Financing Expense, Net	64	200	436	539
Income Tax Provision	682	515	1,692	1,457
Depreciation Expense	597	672	2,340	2,220
Amortization of Intangible Assets and Financing Fees	166	165	646	569
Stock-Based Compensation Expense	187	235	943	753
Gain on Litigation Settlement	(1,593)	-	(1,593)	-
Non-Cash Purchase Accounting Adjustments	-	-	-	264
Adjusted EBITDA	$2,211	$3,413	$9,696	$11,007

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com